Exhibit 99.1

DEPOMED AND SLÁN MEDICINAL HOLDINGS LTD ANNOUNCE STRATEGIC ASSET TRANSACTIONS

-Depomed to Acquire Cosyntropin Depot from Slán Medicinal Holdings Limited Creating
New Specialty Pharmaceutical Business -

- Slán Medicinal Holdings Limited to Acquire Lazanda® from Depomed -

Newark, CA — November 7, 2017 — Depomed Inc. (NASDAQ: DEPO) (“Depomed”) announced today that it has entered into an agreement with Slán Medicinal Holdings Limited (“Slán”) under which Depomed will acquire from Slán rights to market the specialty drug, cosyntropin (Synthetic ACTH Depot) in the United States and divest its Lazanda® (fentanyl) nasal spray CII (“Lazanda”) to Slán.

Under the terms of the agreement, Depomed will acquire from Slán, the U.S. distribution rights to cosyntropin depot, a synthetic corticotrophin.  This product is similar to Synacthen® Depot, (but without a preservative benzyl alcohol) which has the same activity as natural adrenocorticotropic hormone (ACTH).  Cosyntropin (Synthetic ACTH Depot) is currently not available in the U.S., but Synacten® Depot is approved and broadly used around the world for a wide array of diagnostic and therapeutic uses with broadly similar indications to Mallinckrodt’s H.P. Acthar® Gel.  Presently the U.S. ACTH depot market is served by H.P. Acthar Gel which generated an estimated $1.2 billion in net sales for the twelve-month period ending June 30th, 2017.  Depomed intends to seek approval for cosyntropin (Synthetic ACTH Depot) in the US and subsequent to approval Depomed and Slán will share in the net sales of cosyntropin (Synthetic ACTH Depot) for a 10-year period (after which time the product will revert back to Slán).  In addition, at closing Slán will assume ownership of Depomed’s Lazanda.  U.S. based West Therapeutic Development (“West”), a subsidiary of Slán, will be regulatory agent for both products and will be distributor for Lazanda.

Slán is responsible for clinical and regulatory expenses associated with cosyntropin (Synthetic ACTH Depot) prior to its first approval by the U.S. Food and Drug Administration (FDA).  Upon approval of the New Drug Application (NDA) Depomed will assume all costs of the product.  West anticipates filing a NDA with the FDA for the first indication in late 2018. Additionally, in early 2018 Depomed and West anticipate the start of an Investigational New Drug (IND) trial in infantile spasms. This 400 patient trial will be conducted in 15 U.S. sites and is collaboratively funded by The Pediatric Epilepsy Research Foundation (PERF) and West.  The study will be conducted by the Pediatric Epilepsy Research Consortium (PERC) and led by principal investigator Kelly Knupp, M.D., from the University of Colorado School of Medicine.  Cosyntropin (Synthetic ACTH Depot) was granted orphan drug status in infantile spasms by the FDA in August, 2017.

“Cosyntropin Depot is a unique late-stage product that upon approval will provide U.S. physicians, patients and payers with an alternative option when ACTH Depot therapy is needed,” said Arthur Higgins, President and Chief Executive Officer of Depomed. “Furthermore, it executes one of our key strategic goals - to establish a new specialty products business unit that I am pleased to say will be headed up by Mark Booth. Mark has over 30 years of biopharmaceutical experience and is a significant addition to the Depomed leadership team.”

About Cosyntropin Depot

Cosyntropin depot is a synthetic corticotropin and is similar to Synacthen® Depot which has the same activity as the body’s natural ACTH. ACTH is produced by the pituitary gland in the brain. It stimulates the adrenal gland to release two hormones: cortisol and adrenaline (epinephrine). These hormones help in the body’s response to stress and support the immune system.

About Slán Medicinal Holdings Limited

Slán Medicinal Holdings Limited and group companies, Eolas Pharma Teoranta, and Elefsee Pharmaceuticals International, LTD are located at Udaras Na Gaeltachta, Na Forbacha Galway Ireland.  West Therapeutic Development, LLC is U.S. based.  The group are biopharmaceutical companies focused on improving patient health and addressing unmet medical needs by acquiring, developing, manufacturing and commercializing specialty pharmaceutical products in niche orphan disease and specialty market segments.  Eolas is a manufacturer, conducts research and development and following regulatory approvals will market synthetic ACTH Depot (cosyntropin) in the UK, EMEA and other markets around the world and is the exclusive supplier of synthetic ACTH Depot (cosyntropin) to Depomed.  Elefsee manufactures and distributes Lazanda® (fentanyl) nasal spray CII.  West Therapeutic Development, LLC is U.S. regulatory agent for both synthetic cosyntropin depot and Lazanda and will market Lazanda.

About Depomed

Depomed is a leading specialty pharmaceutical company focused on enhancing the lives of the patients, families, physicians, providers and payers we serve through commercializing innovative products for pain and neurology related disorders. Depomed markets five medicines with areas of focus that include mild to severe acute pain, moderate to severe chronic pain, neuropathic pain and migraine. Depomed is headquartered in Newark, California. To learn more about Depomed, visit www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the Company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR AND MEDIA CONTACT:

Christopher Keenan
VP, Investor Relations and Corporate Communications
510-744-8000
ckeenan@depomed.com